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                         CANPARTNERS INVESTMENTS IV, LLC
                          9665 WILSHIRE BLVD, SUITE 200
                             BEVERLY HILLS, CA 90212
                                 (310) 247-2700
                              (310) 247-2701 (fax)

                                                              June 10, 1998


Mr. Rich Goglia
Raytheon Company
141 Spring Street
Lexington, MA  02173

         RE:      Confirmation of Purchase of Whittaker
                  Corporation Common Stock

Dear Mr. Goglia:

          The purpose of this letter is to confirm that Canpartners Investments IV, LLC ("Canpartners") on behalf of its affiliated managed accounts has irrevocably agreed to purchase and Raytheon Company ("Raytheon") has irrevocably agreed to sell all of the shares of the Common Stock of Whittaker Corporation ("Whittaker") which are held by Raytheon under the terms and conditions (collectively, the "Terms") set forth below:

Number of Shares:   1,974,333 shares of Common Stock (the "Stock")

Price:              $11.9531 per share

Execution:          Friday, June 12, 1998, but subject to the parties'
                    understanding that the Execution Date of the transaction contemplated herein is conditioned upon both parties' satisfaction that the transaction is exempt from the filing requirements of the Hart-Scott-Rodino Antitrust Improvements
                    Act ("HSR"). If HSR applies, Execution shall occur immediately upon the receipt of HSR approvals (in this regard, Canpartners agrees to file all necessary HSR applications on or before three days after the date hereof). Settlement shall be on T + 3 in same day funds.

Other: Canpartners' purchase is subject to Canpartners' receipt of fully paid, non-assessable, freely tradeable and non-legended shares of Stock, free and clear of all encumbrances and restrictions.

          Please confirm Raytheon's acceptance of the foregoing by executing this letter in the space provided below and returning such executed copy to the undersigned via telecopier at (310) 247-2701.

Sincerely,

CANPARTNERS INVESTMENTS IV, LLC
A California limited liability company

By:      Canpartners Incorporated,
         A California corporation,
         An authorized member

By:       /s/   Mitchel Julis
         Name:  Mitchel Julis
         Title: Vice President

Agreed and Accepted:

Raytheon Company

By:       /s/   Richard A. Goglia
         Name:  Richard  A. Goglia
         Title: Director - International Finance